EXHIBIT 10.43


                              CONSULTING AGREEMENT

         Agreement made this 1st day of October, 1996, by and between US Diagnostic Inc., a Delaware corporation ("USDL") and Robert Burke, M.D. ("Burke").

         NOW, THEREFORE, in consideration of the premises and the obligations undertaken by the parties pursuant hereto, the parties agree:

                                   I. RECITALS

1.1. USDL is engaged in the ownership and operation of diagnostic imaging centers.

1.2. Burke is a practicing radiologist with extensive experience in the ownership and operation of diagnostic imaging facilities.

1.3. PURPOSE. USDL desires to engage Burke, under the terms of this agreement, to provide his skills as supervision to assist in the management of USDL and the evaluation of potential acquisitions.

                       II. ENGAGEMENT, SERVICES AND DUTIES

2.1. ENGAGEMENT. USDL hereby engages Burke, and Burke hereby accepts engagement as a part-time consultant to the Company, subject to all provisions hereof.

2.2. DUTIES. Burke shall consult with respect to the operations of USDL's diagnostic imaging centers and the acquisition of additional imaging centers in order to assist in the efficient operations of USDL. Burke shall consult with USDL on all matters requested by USDL. Burke shall be available to report to, consult with and advise USDL on all matters pertaining to the operation of the Company at such times as USDL may reasonably request. Burke shall devote a minimum of 15 and a maximum of 30 hours per month in such capacity. Burke shall, at the reasonable request of USDL, deliver to USDL narrative reports, which shall be in writing, discussing the operations of USDL.

2.3. BEST EFFORTS AND REASONABLE CARE. Burke will exert his best efforts to assist the management of USDL in accordance with the terms and provisions of this agreement, and will use reasonable care in providing such services.

2.4. CONFIDENTIALITY. Burke will not disclose or otherwise use in an unauthorized manner confidential business and patient records and documents of USDL without the express written consent of USDL while this agreement is in effect or after this agreement is terminated.


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                                  COMPENSATION

3.1. FEES. Burke will be entitled to receive a consulting fee of $100,000 per annum, payable monthly commencing October 1, 1996.

3.2. EXPENSES. Burke shall be reimbursed for all reasonable out-of-pocket expenses incurred in connection with this agreement.

                              IV. TERM OF AGREEMENT

4.1. TERM. This agreement will terminate on September 30, 1999 unless terminated by either party as hereinafter provided.

4.2. TERMINATION BY USDL. (a) The Company may terminate this Agreement at any time for cause by giving written notice of termination. Such termination will become effective upon the giving of such notice, except that termination based upon clause (iii) below shall not become effective unless Burke shall fail to correct such breach within three months of receipt of written notice. At the conclusion of such three month period, this alleged breach shall be deemed to have been cured unless written notice to the contrary is given. Upon any such termination for cause, Burke shall have no right to compensation or reimbursement under Section 3 for any period subsequent to the effective date of termination. "Cause" shall mean: (i) Burke is convicted of a felony which is related to Burke's employment or the business of the Company; (ii) Burke, in carrying out his duties hereunder, has been found in a civil action to have committed gross negligence, willful gross misconduct, misappropriated Company funds or otherwise defrauded the Company, resulting in any case in material harm to the Company; and (iii) Burke materially breaches any provision of Sections 5 or 6.

         (b) This Agreement and the obligations of the Company hereunder will terminate upon the death or disability of Burke. For purposes of this Section 4.2(b), "disability" shall mean that for a period of six months in any 12-month period Burke is incapable of substantially fulfilling the duties hereunder because of physical, mental or emotional incapacity resulting from injury, sickness or disease.

4.3. TERMINATION BY BURKE. Burke shall have the right upon sixty (60) days prior written notice to terminate this agreement.

4.4. TERMINATION BY EITHER PARTY. In addition, and without prejudice to any other rights it may have to terminate this agreement or to seek other available remedies, including but not limited to remedies for breach of contract, either party shall have the right at any time, by giving written notice to the other party, to terminate this agreement upon a date specified therein, which shall not be less than sixty (60) days from the date notice is given, upon the occurrence of any of the following events of default:

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         4.4.1. If the other party shall fail to make any payment which it is obligated to make pursuant to the terms of this agreement and such failure shall continue for a period of thirty (30) days after notice thereof to the defaulting party.

         4.4.2. If the other party shall fail to keep, observe or perform any material covenant, agreement, term of provision of this agreement, other than an obligation to pay money, to be kept, observed or performed by such party, and such failure shall continue for a period of thirty (30) days after notice thereof to the defaulting party.

4.5 AUTOMATIC TERMINATION. This agreement shall terminate automatically if Burke becomes (i) an executive officer of a publicly traded company or (ii) a director, officer or consultant (other than as a consultant solely providing radiology services and not business services) of a company, other than Midtown Imaging, P.A, whose primary business is radiology or diagnostic imaging.

4.6 PAYMENT UPON TERMINATION. If this agreement is terminated by either party, the current and accrued consulting fee due Burke pursuant to Section 3.1. above and all reimbursable expenses due thereunder, shall be paid to Burke by USDL within the ten (10) days of such termination.

                          V. NON-COMPETITION AGREEMENT

5.1. COMPETITION WITH THE COMPANY. Until termination of his engagement and for a period of 12 months commencing on the date of termination, Burke directly or indirectly, in association with or as a stockholder, director, officer, consultant, employee, partner, joint venturer, member or otherwise of or through any person, firm, corporation, partnership, association or other entity, will not compete with USDL or any of its affiliates in the offer, sale or marketing of radiology products or services, including radiology practice management services, that are competitive with the products or services offered by USDL within five miles of any facility owned or operated by USDL outside of the State of Florida which is then engaged in the offer and sale of competitive products or services. The foregoing shall not prohibit Burke from (i) continuing his existing medical practice at Midtown Imaging, P.A., (ii) engaging in the offer, sale or marketing of radiology products or services, including radiology practice management services within the State of Florida, (iii) providing radiology "reading "services on an independent contractor basis anywhere in the United States, and (iv) owning up to 5% of the securities of any publicly-traded enterprise provided Burke is not an employee, director, officer, consultant to such enterprise or otherwise reimbursed for services rendered to such enterprise.

5.2.     NO PAYMENT.   Burke acknowledges and agrees that no separate or
additional payment will be required to be made to him in consideration of his undertakings in this Section 5.

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5.3.     RELEASE.  The provisions of this Section 5 shall not apply if this
Agreement is terminated by USDL without cause or by Burke upon a material breach by USDL.

                  VI. NONDISCLOSURE OF CONFIDENTIAL INFORMATION

6.1. NONDISCLOSURE OF CONFIDENTIAL INFORMATION. Burke acknowledges that during his engagement he will learn and will have access to confidential information regarding USDL and its affiliates, including without limitation (i) confidential or secret plans, programs, documents, agreements or other material relating to the business, services or activities of USDL and its affiliates and
(ii) trade secrets, market reports, customer investigations, customer lists and other similar information that is proprietary information of USDL or its affiliates (collectively referred to as "Confidential Information"). All records, files, materials and Confidential Information excluding personal items, obtained by Burke in the course of his employment with USDL are confidential and proprietary and shall remain the exclusive property of USDL or its affiliates, as the case may be. Burke will not, except in connection with and as required by his performance of his duties under this Agreement, for any reason use for his own benefit or the benefit of any person or entity with which he may be associated or disclose any such Confidential Information to any person, firm, corporation, association or other entity for any reason or purpose whatsoever without the prior written consent of the board of directors of USDL, unless such Confidential Information previously shall have become public knowledge through no action by or omission of Burke.

                               VII. MISCELLANEOUS

7.1. ACCESS TO THE CENTER, CONFIDENTIALITY OF RECORDS. Burke shall, during the term hereof, be given such access as is reasonably necessary to USDL's facilities and its records, in order that he may carry out his obligations hereunder, subject to confidentiality requirements of patient medical records as established by USDL in consultation with Burke. Burke shall use his best efforts to maintain the confidentiality of all files and records, including patient records, of USDL, disclosing the same only as directed by law or by USDL in any particular instance.

7.2. SUCCESSORS. All the provisions herein contained shall be binding upon and inure to the benefit of the successors (including resulting corporations in a merger, consolidation or other reorganization) and assigns of Burke and USDL to the same extent as if each such successor and assign were in each case named as a party to this agreement.

7.3. RESTRICTION ON ASSIGNMENT. Neither party hereto may assign its interest in or delegate the performance of its obligations under this agreement to any person without obtaining the prior written consent of the other party.

7.4. RIGHTS CUMULATIVE; NO WAIVER. No right or remedy herein conferred upon or reserved to either of the parties hereto is intended to be exclusive of any other right or remedy, and each and every right and remedy shall be cumulative and in addition to any

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other right or remedy given hereunder, or now or hereafter legally existing upon the occurrence of an event of default hereunder. The failure to either party to insist at any time upon the strict failure to either party to insist at any time upon the strict observance or performance of any of the provisions of this agreement, shall not impair any such right or remedy or be construed as a waiver or relinquishment thereof with respect to subsequent defaults. Every right and remedy given by this agreement to the parties hereto may be exercised from time to time and as other as may be deemed expedient by the parties, as the case may be.

7.5. HEADINGS. The headings to the various sections of the agreement have been inserted for convenience of reference only and shall not modify, define, limit or expand the express provisions of this agreement.

7.6. COUNTERPARTS. This agreement may be executed in any number of counterparts, each of which shall be an original, and each counterpart shall together constitute but one and the same agreement.

7.7. NOTICES. All notices, requests, demands and other communications hereunder shall be in writing and shall be deeded to have been duly give, if any hand delivered, upon receipt thereof, or if mailed by certified or registered mail, postage prepared, three (3) days following deposit in the U.S. mail and, in any event, to be addressed as follows:

         If to Burke:

                  Robert Burke, M.D.
                  11 Sheldrake Lane
                  Palm Beach Gardens, Florida 33418

         If to USDL:

                  US Diagnostic Inc.
                  777 South Flagler Drive
                  West Palm Beach, Florida 33401
                  Attention:  Jeffrey A. Goffman, Chairman

or to such other person and address as the parties may designate in writing.

7.8 EFFECT OF INVALIDITY. Should any part of this agreement, for any reason, be declared invalid, such decision shall not affect the validity of any remaining portion, which remaining portion shall remain in full force and effect as if this agreement had been executed with the invalid portion thereof eliminated.

7.9 AUTHORIZATION FOR AGREEMENT. The execution and performance of this agreement by USDL and Burke have duly authorized by all necessary corporate action, and this

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agreement constitutes a valid and binding obligation of USDL and Burke, enforceable against each of them in accordance with its time.

7.10. NOTICE OF CLAIMS. Any party shall immediately give notice of any claim against it to any party from whom it intends to seek indemnity pursuant to section 5.1 or 5.2 hereof.

7.11. ARBITRATION. Any controversy, dispute or claim arising out of or relating to this Agreement, or its interpretation, application, implementation, breach or enforcement which the parties are unable to resolve by mutual agreement, shall be settled by submission by either party of the controversy, claim or dispute to binding arbitration in West Palm Beach, Florida (unless the parties agree in writing to a different location), before a single arbitrator in accordance with the rules of the American Arbitration Association then in effect. In any such arbitration proceeding the parties agree to provide all discovery deemed necessary by the arbitrator. The decision and award made by the arbitrator shall be final, binding and conclusive on all parties hereto for all purposes, and judgment may be entered thereon in any court having jurisdiction thereof.

7.12. ATTORNEY'S FEES. In the event that there is any controversy or claim arising out of or relating to this Agreement, or to the interpretation, breach or enforcement thereof, and any action or proceeding including that in arbitration as provided for in Section 7.11 of this Agreement, is commenced to enforce the provisions of this Agreement, the prevailing party shall be entitled to an award by the court or arbitrator, as appropriate, of reasonable attorney's fee, costs and expenses.

         IN WITNESS WHEREOF, the parties have caused this agreement to be executed as of the 1st day of October, 1996.

ROBERT BURKE, M.D.                          US DIAGNOSTIC INC.


________________________                    By:___________________________
                                               Jeffrey A. Goffman, Chairman